[futuremedia logo]

                                                    Futuremedia PLC
                                                    Nile House
June 28, 2007                                       Nile Street
                                                    Brighton
                                                    East Sussex, BN1 1HW
                                                    England

                                                    T +44 (0) 1273 829700
                                                    F +44 (0) 1273 829702

Dear ADR Holder,

The Board is pleased to advise that an Annual General Meeting of Futuremedia PLC will be held at 9.30 am on July 27, 2007, at its offices at Nile House, Nile Street, Brighton, East Sussex BN1 1HW, England.

All ADR holders are invited, and if you wish to attend, either in person or by proxy, please advise before July 13, 2007, in order that sufficient places are available, and bring personal identification with you.

If you wish to record your vote at this meeting on any resolution, either in person or by proxy, please complete the enclosed proxy form and return it as instructed. Your vote will not be included without the proper completion and filing of this form, even if you attend on the day.

To minimise expense, it has been decided not to make a general issue of the Annual Report to all ADR holders again this year. The Report is available on our website (www.futuremedia.co.uk), or on request from the Company's registered office or from Bank of New York at either of the following offices:

                  Bank Of New York               Bank Of New York
                  ADR Division                   ADR Division
                  101, Barclay Street 15E        One Canada Square
                  New York                       London
                  New York 10286                 E14 5AL
                  USA                            England

The Annual Report is also being filed electronically with the United States Securities and Exchange Commission on Form 6-K and should be available on the SEC's website (www.sec.gov). Reference is also made to the Company's transition report for the transition period from May 1, 2006 to June 20, 2006 on Form 20-F that was filed electronically with the SEC on November 16, 2006, and to the Company's most recent annual report on Form 20-F that was filed electronically with the SEC on November 14, 2006.

Please note that a summary explanation regarding certain of the resolutions set out below is included in the Annual Report for your reference, as well as at the end of this letter. In addition, set out in the paragraph below is further detail and explanation for Resolution 4.


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

                                                              [futuremedia logo]

ADR holders will be aware of the decline in the market price of our ADRs. Due to this decline, the Company may be required to issue shares for a consideration of less than their current nominal value of one and one-ninth pence each; which is prohibited by English company law. As a result, it will be necessary for Futuremedia to reorganise its share capital. Futuremedia is therefore proposing to sub-divide each existing ordinary share of one and one-ninth pence into one new ordinary share of 0.010 pence and one deferred share of 1.101111111 pence. The new ordinary shares of 0.010 pence nominal value will have all the rights and be subject to all the restrictions of the existing ordinary shares of one and one ninth pence nominal value, and the sub-division should not affect the value of such shares or the Company's ADRs. ADR holders will retain the same number of ordinary shares and ADRs as held currently, representing the same percentage of the Company's issued share capital as were held prior to the sub-division. The deferred shares will have no rights as to voting, dividend entitlement and only very limited rights on return of capital. The deferred shares will not be admitted to trading on any stock exchange. In addition, the deferred shares will have no right to receive notice of, or attend or vote at, any general or class meeting (other than a class meeting of the deferred shareholders). No share certificates will be issued in respect of the deferred shares (which the company is taking authority to buy back for a nominal amount or cancel for no consideration). The deferred shares will not be included in the ADR programme.

IMPORTANT: ADR holders should note that the Company closed a $4.6 million financing, in the form of a senior secured convertible debenture (the "Debenture"), with Cornell Capital Partners, L.P. ("the Investor") on June 1, 2007. The terms of the financing, and the material documents relating to the financing, including the Debenture and a securities purchase agreement (the "SPA") were filed electronically with the SEC on June 5, 2007. Under the SPA, the Investor agreed to purchase the Debenture and the Company is required to comply with certain ongoing covenants. These covenants include, but are not limited to: (1) Mr George O'Leary, Ms Margot Lebenberg and Mr Brendan McNutt must be appointed and remain directors of the Company for a period of 18 months from June 1, 2007; (2) within 180 days of June 1, 2007, the Company should reduce the nominal value of its ADRs (which represent 50 ordinary shares) to $0.01. The proposals put forward in Resolution 4 reduce the nominal value of the Company's ordinary shares to an equivalent amount which would, if passed, comply with the covenant described above. ADR holders are under no obligation to vote in favour of the resolutions included in this letter and the attached Notice. ADR holders should note, however, that if any of Resolutions 2.1, 2.2, 2.3 or 4 are not passed, then the Company will be in default of its obligations under the Debenture. If there is an event of default on the Debenture, the principal amount of the Debenture, plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the Debenture.

By order of the Board


/s/ Andrew Haire

Andrew Haire
Secretary


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                   NOTICE AND AGENDA OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Annual General Meeting of the Company will be held at Nile House, Nile Street, Brighton, BN1 1HW, England, on July 27, 2007 at
9.30 am for the following purposes:

ORDINARY BUSINESS

1. To receive and adopt the directors' remuneration report and the company's annual accounts, together with the directors' report and the auditors' report on those accounts and the auditable part of the remuneration report, for the year ended April 30, 2006.

To consider each of the following resolutions:

                              ORDINARY RESOLUTIONS

2.    To:

2.1   re-elect Ms Margot Lebenberg as Director;

2.2   re-elect Mr. Brendan McNutt as Director;

2.3   re-elect Mr George O'Leary as Director;

2.4   re-elect Mr Michiel Steel as Director;

2.5   re-elect Mr Jan Vandamme as Director.

3. To re-appoint BDO Stoy Hayward LLP as the Auditors and to authorise the Directors to determine the remuneration of the Auditors.


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

SPECIAL BUSINESS

To consider and, if thought fit, to pass the following resolution which will be proposed as a special resolution.

                               SPECIAL RESOLUTION

4.    THAT:

4.1 each of the authorised ordinary shares of one and one-ninth pence in the capital of the Company (whether issued or unissued) be and is hereby sub-divided into 1 ordinary share of 0.01 pence and 1 deferred share of
      1.101111111 pence, such ordinary share of 0.01 pence having the same rights and being subject to the same restrictions as each existing ordinary share of one and one-ninth pence has prior to the date of this resolution and as set out in the articles of association from time to time in force and such deferred share which will be created having the rights and being subject to the restrictions set out in Article 5(A)(a) adopted pursuant to paragraph 4.4 below;

4.2 the directors be and they are generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 (the "Act") to exercise all the powers of the Company to allot relevant securities (within the meaning of that section) up to the aggregate nominal amount of the authorised but unissued share capital of the Company at the time of passing this resolution providing that this authority is for a period expiring five years from the date of this resolution but that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement notwithstanding that the authority conferred by this resolution has expired. This authority is in substitution for all substituting authorities, to the extent unused;

4.3 the directors be and they are empowered pursuant to section 95 of the Act to allot equity securities (within the meaning of section 94(2) of the Act) wholly for cash pursuant to the authority conferred by the previous resolution as if section 89(1) of the Act did not apply to any such allotment, provided that this power shall expire five years from the date of this resolution save that the Company may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities pursuant to any such offer or agreement notwithstanding that the power conferred by this resolution has expired.


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

4.4   by replacing  the existing  Article  5(A) with the  following  new Article
      5(A):

            "5(A) The capital of the Company is  (pound)27,817,778  divided into
                  2,500,000,000 ordinary shares of 0.010 pence each (the "Ordinary Shares"), 2,500,000,000 deferred shares of
                  1.101111111 pence each (the "Deferred Shares") and 2,000,000 preference shares of 2 pence each (the "Preference Shares")";

4.4.1 By adding the following new Article 5(A)(a) immediately following Article 5(A):

            "The Deferred Shares of 1.101111111 pence each in the capital of the Company shall have the rights and be subject to the restrictions set out below, namely:

            (a) no right to participate in or receive any dividends declared, made or paid by the Company;

            (b) no right to receive notice of or attend or vote at any general or class meeting (other than a class meeting of the deferred shares) of the Company;

            (c) the approval of the Directors shall be required for any transfer of the deferred shares;


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

            (d) the right on a return of assets in a winding-up to a repayment of the capital paid up on such shares after the rights of all holders of ordinary shares have been discharged in full and a sum of (pound)1,000,000 has been paid in respect of each issued ordinary share in the capital of the Company, but no other right to participate in the assets of the Company;

            (e) the Directors shall have irrevocable authority at any time to appoint any person to execute on behalf of the holders of the deferred shares a transfer thereof and/or an agreement to transfer the same, without making any payment to the holders thereof, to such persons as the Directors may determine as custodian thereof and to cancel and/or purchase the same (in accordance with the provisions of statute) without making any payment to or obtaining the sanction of the holders thereof and pending the transfer and/or cancellation and/or purchase to retain the certificates for such shares;

            but so that none of the rights or restrictions attached to such deferred shares shall be or be deemed to be varied or abrogated in any way by the passing or coming into effect of any resolution of the Company to reduce its share capital and/or reduce or cancel (as the case may be) its share premium account (including a resolution to reduce the capital paid up on, and to cancel, such deferred shares)."

4.5 the Company may reduce its share capital by cancelling all its deferred shares (which are unrepresented by available assets).

                                                           By Order of the Board


                                                                    Andrew Haire

                                                                       Secretary


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

Registered Office: Nile  House,  Nile Street,  Brighton,  East  Sussex, BN1 1HX,
                   England

Dated: June 28, 2007

NOTES:

(1) A member entitled to attend and vote at this Meeting is entitled to appoint one or more proxies to attend and vote in his stead. A proxy need not be a member of the Company.

(2) Members and proxies may be asked to produce evidence of their identity in order to be admitted to the Meeting.


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

EXPLANATORY NOTES

Shareholders will be asked to approve the following resolutions at the Annual General Meeting:

Resolution 1 -- to receive the report and accounts

The Directors will present the report and accounts of the Company for the year ended 30 April 2006.

Resolution 2 -- re-election of directors

In accordance with the articles of association of the Company, each director is required to offer themselves for re-election at the Annual General Meeting of the company. The resolution for the re-election of each director will be voted on separately.

Resolution 3 -- appointment and remuneration of the independent auditors

Resolution 3 is a resolution to reappoint BDO Stoy Hayward LLP as the Company's auditors and to authorise the Directors to determine the auditors' remuneration.

Resolution 4 - sub-division of the Company's ordinary shares

ADR holders will be aware of the decline in the market price of our ADRs. Due to this decline, the Company may be required to issue shares for a consideration of less than their current nominal value of one and one-ninth pence each; which is prohibited by English company law. As a result, it will be necessary for Futuremedia to reorganise its share capital. Futuremedia is therefore proposing to sub-divide each existing ordinary share of one and one-ninth pence into one new ordinary share of 0.010 pence and one deferred share of approximately 1.101 pence. The new ordinary shares of 0.010 pence will have all the rights and be subject to all the restrictions of the existing ordinary shares of one and one ninth pence, and the sub-division should not affect the value of such shares. ADR holders will retain the same number of ordinary shares and ADRs as held currently, representing the same percentage of the Company's issued share capital as were held prior to the sub-division. The deferred shares will have no rights as to voting, dividend entitlement and only very limited rights on return of capital. The deferred shares will not be admitted to trading on any stock exchange. In addition, the deferred shares will have no right to receive notice of, or attend or vote at, any general or class meeting (other than a class meeting of the deferred shareholders). No share certificates will be issued in respect of the deferred shares (which the company is taking authority to buy back for a nominal amount or cancel for no consideration).

Resolutions 1, 2 and 3 will be proposed as ordinary resolutions, requiring a majority of the votes cast, and resolution 4 will be proposed as a special resolution requiring a majority of three-quarters of the votes cast.

Voting Procedures

      The votes of shareholders present in person or represented by proxy at the Annual General Meeting will be tabulated by the Company Secretary.

      A quorum, consisting of at least two persons entitled to vote upon the business being transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation, will be required for the transaction of the business on the agenda for the Annual General Meeting. The Bank of New York, as depositary of the Company's ADR facility, is expected to be represented at the Meeting and, in such case, shares held by the Bank of New York in its capacity as depositary that are not otherwise represented at the Meeting by proxy shall be counted for purposes of a quorum.


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

      Except as indicated above, the affirmative vote of the majority of the holders of shares present in person or by proxy and voting at the Annual General Meeting is required to approve the resolutions on the agenda for the Annual General Meeting.

The enclosed proxy, if executed and returned in accordance with the instructions thereon, will be voted as directed in the proxy.


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